Exhibit 99.1

DRAFT

Draft (42):

04/0204/1621

To: [THE9 Limited]
[Address]

Credit Suisse First Boston
[Address]

[            ], 2004

Dear Sirs,

Re:	Initial Public Offering of [ ] American Depositary Shares Each Representing [ ] Ordinary Shares of THE9 Limited (the “Issuer” or “Company”)

As licensed lawyers of the People’s Republic of China (“PRC”), we are qualified to issue this opinion on the laws of the PRC. We have acted as legal counsel on the laws of the PRC for the Issuer in connection with the proposed initial public offering (“Offering”) of [            ] American Depositary Shares (“ADSs”) each representing [            ] ordinary shares of the Issuer, a company incorporated under the laws of the Cayman Islands, and the listing of such ADSs on the NASDAQ (“Listing”). Details of the Offering are described in the Registration Statement under the Securities Act of 1933 of the Issuer dated [                    ], 2004 (“Prospectus”).

Unless otherwise defined herein, terms in this legal opinion shall have the same meaning ascribed to them in the Prospectus.

In such capacity, we have examined the originals and/or copies of the documents as we have considered necessary or relevant for the purpose of providing this opinion.

In our examination of these documents, we have assumed, with your consent, that (a) all documents submitted to us as copies conform to their originals and all documents submitted to us as originals are authentic; (b) all signatures, seals and chops on such documents are genuine; and (c) other than citizens of the PRC and entities relevant to any of the documents or to such other documents as referred to in this opinion which entities are incorporated or established or organized under the law of the PRC, all parties have the requisite power and authority to enter into, and have duly executed and delivered, the documents; and (d) all facts and information stated or given in such documents are true and correct.

This opinion is rendered on the basis of the PRC laws effective as of the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

We have not made any investigation into and do not express any opinion on the laws of any jurisdiction other than the PRC (which, for the purpose of this opinion, excludes the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan).

Based on and subject to the foregoing, we are of the opinion set out below:

1. Each of The9 Computer Technology Consulting (Shanghai) Co., Ltd., 9Webzen Ltd. (Shanghai) and [Name of the new WFOE] (each “PRC Subsidiary”, collectively “PRC Subsidiaries”) has been duly incorporated and is validly existing as a limited liability company with legal person status under the laws of the PRC.

2. Each of Shanghai Jiucheng Information Technology Co., Ltd. and Shanghai Jiucheng Advertisement Co., Ltd. (each “Associated Company”, collectively “Associated Companies”) has been duly incorporated and is validly existing as a limited liability company with legal person status under the laws of the PRC.

3. Each of the PRC Subsidiaries and the Associated Companies has the corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted by it and as described in the Prospectus.

4. Each of the PRC Subsidiaries and the Associated Companies has the requisite corporate power and authority to enter into and perform its obligations under each of the Reorganization Agreements (as defined below) to which it is a party.

5. The articles of association, the business licenses and other constituent documents of the PRC Subsidiaries and the Associated Companies comply with the applicable requirements of the PRC laws and are in full force and effect.

6. Except as set forth in the Call Option Agreements and the Share Pledge

Agreements (as defined in the Prospectus), there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock of, or direct interest in, any PRC Subsidiary or Associated Company.

7. Except as described in the Prospectus, each of the PRC Subsidiaries and the Associated Companies has valid title to, or valid leasehold interests in, all of its real properties and assets, in each case, free and clear of all liens, charges, encumbrances, equities, claims, defects, options or restrictions, except to the extent described in the Prospectus or such as do not, individually or in the aggregate, have a material adverse effect on the general affairs, management, shareholders’ equity, results of operations or position, financial or otherwise, of the PRC Subsidiaries or the Associated Companies, taken as a whole. Except as described in the Prospectus, each lease to which any of the PRC Subsidiaries or Associated Companies is a party is legal, valid and binding, enforceable in accordance with its terms against the other parties thereto with such exceptions as described in the Prospectus, and no default (or, to the best of our knowledge, event which with notice or lapse of time, or both, would constitute a default) by any of the PRC Subsidiaries or the Associated Companies which has or would have a material adverse effect on the general affairs, management, shareholders’ equity, results of operations or position, financial or otherwise, of the PRC Subsidiaries and the Associated Companies, taken as a whole, has occurred and is continuing under any such lease.

8. Each of the agreements referred to under the section headed “Related Party Transactions – Arrangements with Affiliated Chinese Entities” in the Prospectus (collectively “Reorganization Agreements”) has been duly authorized, executed and delivered by the PRC Subsidiaries, the Associated Companies and the relevant PRC individuals who are the shareholders of the Associated Companies (“PRC Individual Shareholders”), as the case may be, is in proper legal form under the laws of the PRC for the enforcement thereof against the PRC Subsidiaries, the Associated Companies and the PRC Individual Shareholders, as the case may be, and constitutes a valid and legally binding obligation of the PRC Subsidiaries, the Associated Companies and the PRC Individual Shareholders respectively, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights generally; and it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Reorganization Agreements in the PRC that any of them be filed or recorded or enrolled with any court or authority in the PRC or that any stamp, registration or similar tax be paid in the PRC.

9. Except as described in the Prospectus, all dividends and other distributions declared and payable on the Company’s indirect equity interests through certain intermediary investment companies as illustrated under the section headed “Prospectus Summary – Corporate Structure” (collectively “Intermediary Companies”) in the PRC Subsidiaries may, under the current laws and regulations of the PRC, be paid and expatriated to the Intermediary Companies outside the PRC, provided that such dividends are legally permissible to be distributed to it and the expatriation of such dividends outside the PRC is in compliance with relevant procedures as required by the then applicable laws and regulations of the PRC. No tax or duty is payable by the Intermediary Companies under the current laws and regulations of the PRC in connection with the receipt by such Intermediary Companies of any dividends distributed by the PRC Subsidiaries, provided that such dividends are legally permissible to be distributed.

10. To the best of our knowledge and after due inquiry, there is no pending or threatened action, suit, proceeding, inquiry or investigation, to which any of the PRC Subsidiaries or the Associated Companies is a party, or to which the property of any of the PRC Subsidiaries or the Associated Companies is subject, before or brought by any court or governmental agency or body, domestic or foreign, which might reasonably be expected to result in a material adverse effect, or which might reasonably be expected to materially and adversely affect the properties or assets thereof or the consummation of the transactions contemplated in any Reorganization Agreement or the performance by any of the PRC Subsidiaries or the Associated Companies of its obligations thereunder.

11. The information in the Prospectus in the sections captioned “Prospectus Summary”, “Risk Factors”, “Business”, “Chinese Government Regulations” and “Related Party Transactions” and in each case insofar as such statements constitute summaries of PRC legal matters, documents or proceedings referred to thereto, fairly present the information called for with respect to such legal matters, documents and proceedings and fairly summarize the PRC legal matters referred to therein. To the best of our knowledge, there is no pending or threatened PRC regulatory, administrative or other governmental initiative which, if implemented or adopted in the manner proposed or contemplated, could have a material adverse effect on the operations of the PRC Subsidiaries and the Associated Companies in the PRC in the manner currently conducted or as described in the Prospectus. Nothing has come to our attention that causes us to believe that the Prospectus (except for financial statements and related notes, schedules and other financial, statistical and accounting data included therein, as to which we do not express any opinion), as of the date of such Prospectus, insofar as matters of the PRC law are concerned, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

12. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency in or of the PRC is necessary or required for the performance by each of the PRC Subsidiaries, the Associated Companies or the PRC Individual Shareholders of its/his obligations under each Reorganization Agreement in connection with the due authorization, execution and delivery thereof or the consummation of the transactions contemplated thereunder.

13. The execution, delivery and performance of each Reorganization Agreement, the consummation of the transactions contemplated therein and in the Prospectus and compliance by each of the PRC Subsidiaries and the Associated Companies with its obligations under each of the Reorganization Agreements, to which it is a party, will not, whether with or without the giving of notice or passage of time to both, conflict with or constitute a breach of, or result in the creation or imposition of any lien, charge or encumbrance upon, any properties or assets of the PRC Subsidiaries or the Associated Companies pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or any other agreement or instrument, to our knowledge after due enquiry, to which any of the PRC Subsidiaries or the Associated Companies is a party or by which any of them may be bound, or to which any of the property or assets of the PRC Subsidiaries or the Associated Companies is subject (except for such conflicts, breaches, defaults or liens, charges or encumbrances that would not have a material adverse effect), nor will such action result in any violation of the provisions of the articles of association or other organization document of any of the PRC Subsidiaries or the Associated Companies, or any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree, known to us, of any government, government instrumentality or court, domestic or foreign, having jurisdiction over any of the PRC Subsidiaries and the Associated Companies or any of their properties, assets or operations. The description of the transactions under the “Related Party Transactions – Arrangements with Affiliated Chinese Entities” set forth in the Prospectus is true and correct in all material respects with respect to PRC legal matters, documents or proceedings described therein.

14. To the best of our knowledge, each of the PRC Subsidiaries and the Associated Companies is not in violation of its articles of association or other organizational document nor in material violation of any PRC laws, rules or regulations of any PRC governmental authority or court.

15. Except as disclosed in the Prospectus, the PRC Subsidiaries and the Associated Companies own or have valid licenses in full force and effect or otherwise have the legal right to use, or can acquire on reasonable terms, all material patents, patent rights, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, domain names and trade names currently employed by them in connection with the business currently operated by them, and none of the PRC Subsidiaries or the Associated Companies has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in any material adverse change in the condition, financial or otherwise, in the earnings, business or operation of the PRC Subsidiaries or the Associated Companies, taken as a whole.

16. Except as described in the Prospectus, to the best of our knowledge, (a) each of the PRC Subsidiaries and the Associated Companies has complied with and is not in breach of environmental laws applicable to its business, (b) there are no administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non compliance or violation, investigation or proceedings relating to any environmental laws against any of the PRC Subsidiaries or the Associated

Companies, (c) there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remedial measures, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting any of the PRC Subsidiaries or the Associated Companies relating to hazardous materials or any environmental matters or any environmental laws, (d) each of the PRC Subsidiaries and the Associated Companies has received all permits, licenses or other approval required of it under applicable environmental laws to conduct its businesses and (e) each of the PRC Subsidiaries and the Associated Companies is in compliance with all terms and conditions of any such permit, license or approval.

17. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency in or of the PRC is necessary or required for the Offering and the Listing of the ADSs by the Issuer.

This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

This opinion is solely for the benefit of the persons to whom it is addressed and the respective counsels of such persons. It may not be relied upon by anyone else or used for any other purpose, in each instance, without our prior written consent.

Yours faithfully

Fangda Partners

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